                             AMENDED AND RESTATED

                          SERVICE PLAN AND AGREEMENT

                                     with

                      OppenheimerFunds Distributor, Inc.

                            For Class A Shares of

                     Oppenheimer Senior Floating Rate Fund

This Amended and Restated  SERVICE PLAN AND AGREEMENT (the "Plan") is dated as of the 26th day of April,  2004, by and between  Oppenheimer  Senior  Floating
Rate  Fund  (the  "Fund")  and   OppenheimerFunds   Distributor,   Inc.   (the
"Distributor").

1.    The Plan.  This Plan is the Fund's written  service plan for its Class A
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Shares  described  in the Fund's  registration  statement  as of the date this
Plan  takes  effect,  contemplated  by and to  comply  with  Rule  2830 of the
Conduct  Rules  of the  National  Association  of  Securities  Dealers,  Inc.,
pursuant to which the Fund will  reimburse  the  Distributor  for a portion of its costs incurred in connection with the personal  service and maintenance of shareholder  accounts  ("Accounts") that hold Class A Shares (the "Shares") of the Fund.  The Fund may be deemed to be acting as  distributor  of  securities of which  it is the  issuer,  pursuant  to Rule  12b-1  under  the  Investment
Company  Act of 1940 (the "1940  Act"),  according  to the terms of this Plan.
The  Distributor  is  authorized  under  the  Plan  to  pay  "Recipients,"  as hereinafter  defined,  for  rendering  services  and  for the  maintenance  of
Accounts.  Such  Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

2.    Definitions.  As used in this Plan,  the following  terms shall have the
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following meanings:

      (a)   "Recipient"  shall  mean  any  broker,   dealer,   bank  or  other
      institution  which:  (i) has rendered  services in  connection  with the personal  service and  maintenance  of Accounts;  (ii) shall furnish the
      Distributor  (on  behalf  of the  Fund)  with  such  information  as the
      Distributor  shall  reasonably  request to answer such  questions as may arise  concerning  such  service;  and  (iii) has been  selected  by the
      Distributor  to receive  payments  under the Plan.  Notwithstanding  the foregoing,  a majority of the Fund's Board of Trustees (the "Board") who are not  "interested  persons" (as defined in the 1940 Act) and who have no direct or indirect  financial  interest in the operation of this Plan or in any agreements relating to this Plan (the "Independent  Trustees")
      may  remove  any  broker,   dealer,  bank  or  other  institution  as  a
      Recipient,  whereupon such entity's rights as a third-party  beneficiary hereof shall terminate.

      (b)   "Qualified  Holdings" shall mean, as to any Recipient,  all Shares owned  beneficially  or of record by: (i) such  Recipient,  or (ii) such brokerage or other  customers,  or investment  advisory or other clients of such  Recipient  and/or  accounts  as to which  such  Recipient  is a fiduciary or custodian or co-fiduciary  or  co-custodian  (collectively, the "Customers"),  but in no event shall any such Shares be deemed owned by more than one  Recipient  for  purposes  of this  Plan.  In the event that two entities would  otherwise  qualify as Recipients as to the same
      Shares,  the Recipient which is the dealer of record on the Fund's books shall be deemed the  Recipient  as to such  Shares for  purposes of this
      Plan.

3.    Payments.
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      (a)   Under the Plan,  the Fund will make  payments to the  Distributor, within forty-five (45) days of the end of each calendar quarter,  in the amount of the  lesser of:  (i) 0.25% on an annual  basis of the  average during the  calendar  quarter of the  aggregate  net asset  value of the
      Shares,  computed  as of the  close of each  business  day,  or (ii) the
      Distributor's  actual  expenses  under the Plan for that  quarter of the type  approved by the Board.  Notwithstanding  the  foregoing,  the Fund will not make  payments to the  Distributor  in excess of the amount the
      Distributor  pays to  Recipients.  The  Distributor  will  use  such fee received from the Fund in its entirety to reimburse  itself for payments to  Recipients  and for its  other  expenditures  and  costs of the type approved by the Board incurred in connection  with the personal  service and maintenance of Accounts including,  but not limited to, the services described in the  following  paragraph.  The  Distributor  may make Plan payments to any "affiliated  person" (as defined in the 1940 Act) of the
      Distributor if such affiliated person qualifies as a Recipient.

            The services to be rendered by the  Distributor  and Recipients in connection  with the personal  service and the  maintenance  of Accounts may  include,  but shall not be  limited  to, the  following:  answering routine  inquiries from the Recipient's  customers  concerning the Fund, providing  such  customers  with  information  on  their  investment  in
      Shares,  assisting in the  establishment  and maintenance of accounts or sub-accounts  in the  Fund,  making  the  Fund's  investment  plans  and
      dividend   payment   options   available,   and  providing   such  other
      information  and  customer  liaison  services  and  the  maintenance  of
      Accounts as the Distributor or the Fund may reasonably  request.  It may be presumed  that a  Recipient  has  provided  services  qualifying  for compensation  under the Plan if it has  Qualified  Holdings of Shares to entitle it to  payments  under the Plan.  In the event  that  either the
      Distributor   or  the  Board   should  have  reason  to  believe   that,
      notwithstanding the level of Qualified Holdings,  a Recipient may not be rendering appropriate services, then the Distributor,  at the request of the Board,  shall require the  Recipient to provide a written  report or
      other   information   to  verify  that  said   Recipient   is  providing
      appropriate  services in this regard.  If the  Distributor  still is not satisfied,  it may take  appropriate  steps to terminate the Recipient's status as such  under  the Plan,  whereupon  such  entity's  rights as a third-party beneficiary hereunder shall terminate.

            Payments  received by the Distributor from the Fund under the Plan will not be used to pay any interest expense,  carrying charges or other financial  costs, or allocation of overhead by the  Distributor,  or for any other purpose other than for the payments  described in this Section
      3. The amount  payable to the  Distributor  each quarter will be reduced to the extent that reimbursement  payments  otherwise  permissible under the Plan have not been  authorized  by the Board for that  quarter.  Any unreimbursed  expenses  incurred for any quarter by the  Distributor may not be recovered in later periods.

(b)   The Distributor shall make payments to any Recipient  quarterly,  within forty-five  (45)  days of the end of each  calendar  quarter,  at a rate not to  exceed  0.25% on an  annual  basis  of the  average  during  the calendar  quarter  of the  aggregate  net  asset  value  of  the  Shares computed as of the close of each  business  day, of  Qualified  Holdings owned  beneficially  or of record by the Recipient or by its  Customers.
      However,  no such  payments  shall be made to any Recipient for any such quarter in which its Qualified  Holdings do not equal or exceed,  at the end of such quarter, the minimum amount ("Minimum Qualified  Holdings"), if any,  to be set from time to time by a  majority  of the  Independent
      Trustees.

            Alternatively,  the Distributor may, at its sole option,  make the following  service  fee  payments  to any  Recipient  quarterly,  within forty-five (45) days of the end of each calendar  quarter:  (A) "Advance
      Service  Fee  Payments"  at a rate not to  exceed  0.25% of the  average during the calendar  quarter of the aggregate net asset value of Shares, computed  as of the close of  business  on the day such Shares are sold, constituting  Qualified  Holdings,  sold by the  Recipient  during  that quarter and owned  beneficially  or of record by the Recipient or by its
      Customers,  plus (B) service fee  payments at a rate not to exceed 0.25%
      on an annual  basis of the average  during the  calendar  quarter of the aggregate  net asset  value of Shares,  computed as of the close of each business day,  constituting  Qualified Holdings owned beneficially or of record by the  Recipient or by its  Customers  for a period of more than one (1) year.  At the  Distributor's  sole option,  Advance  Service Fee
      Payments may be made more often than quarterly,  and sooner than the end of the calendar quarter.  In the event Shares are redeemed less than one year after the date such Shares were sold,  the  Recipient  is obligated to and will repay the  Distributor  on demand a pro rata portion of such
      Advance  Service  Fee  Payments,  based on the  ratio  of the time  such
      Shares were held to one (1) year.

            A majority  of the  Independent  Trustees  may at any time or from time to time  increase or  decrease  and  thereafter  adjust the rate of fees to be  paid  to the  Distributor  or to any  Recipient,  but not to exceed the rate set forth above,  and/or increase or decrease the number of shares  constituting  Minimum  Qualified  Holdings.  The  Distributor
      shall notify all  Recipients of the Minimum  Qualified  Holdings and the
      rate of payments hereunder  applicable to Recipients,  and shall provide each  Recipient  with written  notice  within thirty (30) days after any change in these  provisions.  Inclusion of such  provisions  or a change in such  provisions in a revised  current  prospectus  shall  constitute sufficient notice.

      (c)   Under  the  Plan,  payments  may be  made  to  Recipients:  (i) by
      OppenheimerFunds,  Inc.  ("OFI")  from  its  own  resources  (which  may include  profits  derived  from the  advisory  fee it receives  from the
      Fund),  or (ii) by the  Distributor (a subsidiary of OFI),  from its own resources.

4.    Selection and Nomination of Trustees.  While this Plan is in effect, the
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selection or replacement  of Independent  Trustees and the nomination of those persons to be  Trustees  of the Fund who are not  "interested  persons" of the
Fund  shall  be  committed  to the  discretion  of the  Independent  Trustees.
Nothing  herein shall prevent the  Independent  Trustees from  soliciting  the views or the  involvement  of others in such  selection or  nomination  if the final  decision on any such selection and nomination is approved by a majority of the incumbent Independent Trustees.

5.    Reports.  While this Plan is in effect,  the Treasurer of the Fund shall
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provide  at least  quarterly  a  written  report to the  Fund's  Board for its review,  detailing the aggregate amount of payments made pursuant to this Plan and the  purposes  for which the  payments  were made.  The report shall state whether  all  provisions  of Section 3 of this Plan have been  complied  with.
The  Distributor  shall annually  certify to the Board the amount of its total expenses  incurred  that  year  with  respect  to  the  personal  service  and maintenance of Accounts in  conjunction  with the Board's annual review of the continuation of the Plan.

6.    Related  Agreements.  Any  agreement  related  to this Plan  shall be in
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writing and shall  provide that:  (i) such  agreement may be terminated at any time,  without  payment  of  any  penalty,  by  vote  of  a  majority  of  the
Independent  Trustees or by a vote of the holders of a "majority"  (as defined in the 1940 Act) of the Fund's  outstanding voting securities of the Class, on not more than sixty days written  notice to any other party to the  agreement;
(ii)  such  agreement  shall  automatically  terminate  in  the  event  of its
"assignment"  (as  defined  in the 1940  Act);  (iii) it shall go into  effect when  approved  by a vote of the Board and its  Independent  Trustees  cast in person at a meeting  called for the purpose of voting on such  agreement;  and
(iv) it shall,  unless terminated as herein provided,  continue in effect from year to year only so long as such  continuance  is  specifically  approved  at least annually by the Board and its  Independent  Trustees cast in person at a meeting called for the purpose of voting on such continuance.

7.    Effectiveness,  Continuation,  Termination and Amendment.  This Plan has
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been  approved  by a vote of the  Independent  Trustees  cast in  person  at a meeting  called on April 26,  2004,  for the  purpose  of voting on this Plan.
Unless terminated as hereinafter  provided,  it shall continue in effect until renewed by the Board in accordance  with the Rule and thereafter  from year to year  thereafter or as the Board may otherwise  determine only so long as such continuance  is  specifically  approved at least annually by the Board and its
Independent  Trustees  by a vote cast in person  at a meeting  called  for the purpose  of voting on such  continuance.  This Plan may be  terminated  at any time by vote of a majority of the  Independent  Trustees or by the vote of the holders  of  a  "majority"  (as  defined  in  the  1940  Act)  of  the  Fund's outstanding  voting  securities  of Class A. This Plan may not be  amended  to increase  materially the amount of payments to be made without approval of the
Class  A  Shareholders,  in the  manner  described  above,  and  all  material amendments  must be  approved  by a vote of the Board  and of the  Independent
Trustees.

8.    Disclaimer  of  Shareholder  and  Trustee  Liability.   The  Distributor
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understands  that the  obligations of the Fund under this Plan are not binding upon any  Trustee or  shareholder  of the Fund  personally,  but bind only the
Fund and the Fund's  property.  The Distributor  represents that it has notice of the  provisions  of the  Declaration  of  Trust  of  the  Fund  disclaiming shareholder and Trustee liability for acts or obligations of the Fund.

                              Oppenheimer Senior Floating Rate Fund

                              By: /s/ Robert G. Zack
                                  _____________________
                                     Robert G. Zack,
                                      Vice President and Secretary

                              OppenheimerFunds Distributor, Inc.

                                 By: /s/ James H. Ruff
                                     _____________________
                                     James H. Ruff
                                     President